As filed with the Securities and Exchange Commission on January 30, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALESCO FINANCIAL INC.

(Exact name of registrant as specified in its charter)

Maryland	16-1685692
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

(215) 701-9555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alesco Financial Inc. 2006 Long-Term Incentive Plan

(formerly the Sunset Financial Resources, Inc. 2006 Long-Term Incentive Plan)

(Full title of the plan)

John J. Longino

Chief Financial Officer

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

(215) 701-9555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard D. Pritz, Esq.

Kathleen L. Werner, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

(212) 878-8000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock $0.001 par value per share	323,785	$11.54	$3,736,479	$399.80

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued by Alesco Financial Inc. (the “Company”) pursuant to the provisions of the Alesco Financial Inc. 2006 Long-Term Incentive Plan (formerly the Sunset Financial Resources, Inc. 2006 Long-Term Incentive Plan) (the “Plan”) relating to adjustments for changes resulting from stock dividends, stock splits, recapitalization, reorganization, merger, consolidation or similar changes, and any other securities with respect to which the outstanding shares are converted or exchanged.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act by averaging the high and low sales prices per share of the Company’s common stock as reported on the NYSE on January 29, 2007.

EXPLANATORY NOTE

We are filing this registration statement in order to register 323,785 shares of our common stock for issuance pursuant to the Plan. The Plan was described in our definitive merger proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on September 8, 2006 and approved at the special meeting of our stockholders held on October 6, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 are omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8 and will be sent or given to participating employees as specified by Rule 428 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed by the Company with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(b)	The Company’s merger proxy statement on Schedule 14A filed with the SEC on September 8, 2006.

(c)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and the Company’s Current Reports on Form 8-K filed with the SEC on March 14, 2006, March 15, 2006, April 28, 2006, May 17, 2006, July 6, 2006, July 26, 2006, August 9, 2006, September 5, 2006, September 15, 2006, September 29, 2006, October 12, 2006, October 13, 2006, October 18, 2006, October 19, 2006, October 20, 2006, November 3, 2006, November 7, 2006, November 24, 2006, December 1, 2006, December 6, 2006, December 13, 2006 and December 28, 2006.

(d)	The description of the Company’s common stock contained in the Company’s registration statement on Form S-3 filed with the SEC on October 20, 2006.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of the Company’s common stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s charter limits the liability of the Company’s directors and officers to the Company and its stockholders to the fullest extent permitted by the Maryland General Corporation Law (the “MGCL”) (as amended from time to time) and, together with the Company’s bylaws, requires the Company to indemnify its present and former directors and any individual who, while a director of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, employee benefit plan or other enterprise as a director, officer, partner or trustee against liabilities to the fullest extent allowed under Maryland law. The Company’s charter and bylaws permit it, with the approval of its board of directors, to indemnify and advance or reimburse the expenses of any officer, employee or agent of the Company or any predecessor, to the maximum extent permitted by the MGCL. Accordingly, the Company has entered into indemnification agreements which provide for indemnification of its officers to the fullest extent allowed under Maryland law. The Company maintains director’s and officer’s insurance for the benefit of the company and the benefit of its officers and directors.

The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

(1) was committed in bad faith; or

(2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation (other than for expenses incurred in a successful defense of such an action) or for a judgment of liability on the basis that personal benefit was improperly received. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

The Company’s bylaws obligate the Company, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director who is made a party to the proceeding by reason of his or her service in that capacity; or

•	make any individual who, while a director of the Company and at the Company’s request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his or her service in that capacity.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company’s charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The foregoing summaries are necessarily subject to the complete text of the statute, the Company’s charter and bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits to this Registration Statement:

4.1	Form of specimen stock certificate for the Company’s common stock (incorporated by reference to the Company’s registration statement on Form S-3 filed with the SEC under the Exchange Act on October 20, 2006).

5.1	Opinion of Clifford Chance US LLP as to the legality of the securities being registered.

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP (related to Alesco Financial Trust’s consolidated financial statements).

23.3	Consent of Hancock Askew & Co., LLP (related to Sunset Financial Resources, Inc.’s financial statements).

23.4	Consent of Ernst & Young LLP (related to Sunset Financial Resources, Inc.’s financial statements).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1	Alesco Financial Inc. 2006 Long-Term Incentive Plan (incorporated by reference to the Company’s merger proxy statement on Schedule 14A filed with the SEC on September 8, 2006).

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, That:

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Alesco Financial Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on this 30th day of January, 2007.

ALESCO FINANCIAL INC.

By:	/s/ James J. McEntee, III
James J. McEntee, III President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James J. McEntee, III and John J. Longino, and each of them, with the full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement, and any or all amendments thereto (including, without limitation, post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933 and any amendments thereto and to fill the same, with all exhibits and schedules thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Rodney E. Bennett Rodney E. Bennett	Director	January 30, 2007

/s/ Christian M. Carr Christian M. Carr	Chief Accounting Officer (Principal Accounting Officer)	January 30, 2007

/s/ Marc Chayette Marc Chayette	Director	January 30, 2007

/s/ Daniel G. Cohen Daniel G. Cohen	Chairman, Director	January 30, 2007

/s/ Thomas P. Costello Thomas P. Costello	Director	January 30, 2007

/s/ G. Steven Dawson	Director	January 30, 2007
G. Steven Dawson

/s/ Jack Haraburda	Director	January 30, 2007
Jack Haraburda

/s/ John J. Longino	Chief Financial Officer (Principal Financial Officer)	January 30, 2007
John J. Longino

/s/ James J. McEntee, III	President, Chief Executive Officer, Director (Principal Executive Officer)	January 30, 2007
James J. McEntee, III

/s/ Lance Ullom	Director	January 30, 2007
Lance Ullom

/s/ Charles W. Wolcott	Director	January 30, 2007
Charles W. Wolcott